Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

The Bank of New York Mellon Corporation:

We consent to the use of our reports dated February 27, 2023, with respect to the consolidated financial statements of The Bank of New York Mellon Corporation and subsidiaries and the effectiveness of internal control over financial reporting, incorporated herein by reference in the Registration Statement on Form S-8.

/s/ KPMG LLP

New York, New York

April 14, 2023